Revett Minerals Inc. Issues WARN Notice to Employees at Troy Mine

Spokane Valley, Washington (December 12, 2008) - Revett Minerals Inc. (RVM:TSX) ("Revett" or the "Company") announced today that it has given employees at its 69% indirectly owned Troy Mine, located in northwest Montana, 60 day notice under the Worker Adjustment and Retraining Notification (WARN) Act that operations may be placed on care and maintenance if metal prices remain at currently depressed levels. Currently, the Company plans to continue operations until early February 2009, and continue thereafter as long as operations remain profitable. The notice was given to approximately 180 employees of which 160-170 would be impacted by a transition from production to care and maintenance.

Mr. John Shanahan, Interim President and CEO, stated "The Company is extremely disappointed in having to take such action given that the mine is currently operating at the best production levels it has experienced since commercial operations resumed in 2005. However, the prices for copper and silver continue to deteriorate making production in this environment uneconomic. We continue to believe in the future at Troy given its existing reserve base and our expectation that copper and silver prices will return to higher levels. Fortunately, the company has fully funded all reclamation obligations and management is working diligently with our employees, suppliers and customers to see our way through these difficult times.

John Shanahan
Interim President & CEO

For more information, please contact:
John Shanahan or Doug Ward, VP Corporate Development at (509) 921-2294 or visit our website at www.revettminerals.com.

This press release contains forward-looking statements regarding the Company's ability to resume production at the Troy Mine. Such forward-looking statements assume, among other things, that there are no major geotechnical problems, that supplies and consumables remain available at reasonable prices and are available in a timely manner, that the workforce will be available in the future and that the future prices of silver and copper are such that the mining operations will be economic in the future.. The forward-looking statements contained in this press release represent the Company's views and expectations as of the date of this press release and should not be relied upon as representing the Company's views and expectations as of a subsequent date.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901